Exhibit 99.4

Sachem Capital Corp.
7.75% Notes Due 2025

Final Pricing Term Sheet
December 18, 2020

Issuer:	Sachem Capital Corp.

Title of the Securities:	7.75% Notes due 2025 (the “Notes”)

Private Rating:	Egan-Jones Ratings Company: BBB+

Initial Aggregate Principal Amount Being Offered:	$25,000,000

Option to Purchase Additional Notes: Initial Public Offering Price:	Up to an additional $3,750,000 aggregate principal amount of Notes within 30 days 99% of aggregate principal amount; gross proceeds of $24,750,000

Underwriting Discount:	$0.804375 per Note; $804,375 (assuming the over-allotment option is not exercised)

Net Proceeds to the Issuer, before Expenses:	$23.945625 per Note; $23,945,625 total (assuming the over-allotment option is not exercised)

Denominations:	Issue the Notes in denominations of $25.00 and integral multiples of $25.00 in excess thereof

Principal at Time of Payment:	100% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date.

Type of Note:	Fixed rate note

Coupon Rate:	7.75% per annum

Day Count:	30/360

Original Issue Date:	December 22, 2020

Stated Maturity Date:	September 30, 2025

Date Interest Starts Accruing:	December 30, 2020

Interest Payment Dates:	Every March 30, June 30, September 30 and December 30, commencing March 30, 2021. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest Periods:	The initial interest period will be the period from and including December 30, 2020 through March 29, 2021, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular Record Dates for Interest:	March 15, June 15, September 15 and December 15, commencing March 15, 2021

Optional Redemption:	The Notes may be redeemed in whole or in part at any time or from time to time at Issuer’s option on or after September 4, 2022 upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to the date fixed for redemption.

Repayment at Option of Holders:	Holders will not have the option to have the Notes repaid prior to the stated maturity date

Listing:	The Notes are listed on the NYSE American under the trading symbol “SCCC.”

CUSIP / ISIN:	78590A406 / US78590A4067

Joint Book-Running Managers:	Ladenburg Thalmann & Co. Inc. Janney Montgomery Scott LLC National Securities Corporation

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering.